Exhibit 99.1

Financial and Investor Contact:

John R. Potapchuk 631-501-7035 john.potapchuk@gentiva.com
or	Brandon Ballew 770-221-6700 brandon.ballew@gentiva.com

Media Contact:

Jennifer Gery-Egan Brainerd Communicators 212-986-6667 gery@braincomm.com

Gentiva Reports Fourth Quarter and Fiscal 2008 Results

Company Raises 2009 Performance Outlook

MELVILLE, NY, February 18, 2009 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of comprehensive home health services, today reported fourth quarter results, led by 20% revenue growth and 39% operating contribution growth from its Home Health segment, as the Company continued to execute on its strategy of delivering clinical innovation and quality care to patients.

Performance highlights for the quarter ended December 28, 2008 included the following Company results compared to the fourth quarter ended December 30, 2007:

•

Net revenues of $282.9 million compared to $313.4 million, which included net revenues of $76.3 million from its CareCentrix business unit in the 2007 fourth quarter. Excluding prior-year net revenues from CareCentrix, Gentiva’s net revenues grew $45.8 million, or 19% in the 2008 fourth quarter. The Company sold a majority interest in CareCentrix to Water Street Healthcare Partners on September 25, 2008.

•

Net income of $12.8 million, or $0.43 per diluted share, compared to net income of $8.8 million or $0.31 per diluted share in the 2007 fourth quarter. Adjusted net income, which excludes special charges related to restructuring and integration activities, was $0.44 per diluted share in the 2008 period compared to $0.31 per diluted share in the prior-year period.

•

A 19% increase in earnings before interest, taxes, depreciation and amortization (EBITDA) to $30.0 million in the fourth quarter of 2008; EBITDA as a percentage of net revenues improved to 10.6% in the fourth quarter of 2008 versus 8.1% in the prior-year period.

“We achieved our results both for the fourth quarter and all of 2008 while focusing on two key objectives: delivering clinical excellence to a more acute patient population and positioning our Company as the employer of choice for clinicians,” said Gentiva CEO Tony Strange. “During the fourth quarter we continued the launch of innovative specialty care programs across our branch network and again achieved strong performance in the hiring of new clinicians. Gentiva will continue to address the needs of the nation’s growing senior population, for which home healthcare is a cost-effective and patient-preferred solution for the nation’s healthcare challenges.”

Gentiva reported these segment highlights for the quarter:

•

Home Health’s 20% revenue growth to $249.3 million and 39% operating contribution growth to $41.8 million led to an operating contribution margin of 16.8%, as compared with 14.5% in the fourth quarter of 2007. Home Health Medicare revenue growth of 26% was driven by a double-digit increase in episodes as the Company served a growing number of higher acuity patients, expanded specialty programs and integrated acquisitions completed in 2008.

•

Revenues in Gentiva’s Other Related Services segment — which includes hospice, respiratory therapy and home medical equipment, infusion therapy and consulting – increased 11% to $34.0 million, while operating contribution decreased 3% to $3.5 million compared to the prior-year period. Fourth quarter net revenues and operating contribution for this segment were the highest of any quarter during 2008 as the Company continues to implement initiatives to improve performance.

Companywide performance highlights for the twelve months ended December 28, 2008 included:

•

Net revenues of $1.30 billion versus $1.23 billion in the prior year. Net revenues in 2008 and 2007 included approximately $233 million and $291 million, respectively, relating to CareCentrix. Excluding the revenue contribution from CareCentrix in both years, 2008 net revenues would have been $1.07 billion, an increase of $129 million, or 14%.

•

Net income of $153.5 million, or $5.21 per diluted share, which included a non-recurring pre-tax gain, net of transaction costs, of $107.9 million or $3.72 per diluted share from the sale of a majority interest in its CareCentrix unit in the third quarter. Excluding the net gain from CareCentrix and special charges, adjusted net income was $45.5 million, up 33% compared with $34.3 million in the year-ago period. On a diluted earnings per share basis, adjusted net income was $1.55 compared with $1.20 in 2007.

•	An EBITDA increase of 14% to $114.1 million versus $99.7 million in the prior-year period.

•	Operating cash flow of $70.7 million in 2008 compared with $62.7 million in 2007.

Gentiva ended the fourth quarter with cash and cash equivalents of $69.2 million and long-term debt of $251 million. Days sales outstanding (DSO) at 2008 fiscal year end was 57 days compared with 61 days at the end of the third quarter.

Full-Year 2009 Outlook

Gentiva also announced that it has raised its outlook for fiscal 2009, which was previewed in the Company’s third quarter earnings release issued October 30, 2008. Full-year net revenues are expected to be in a range of $1.14 billion to $1.18 billion, as compared to the preview of $1.12 billion to $1.17 billion. Diluted earnings per share is expected to be in a range between $1.72 and $1.80, up from the $1.62 to $1.72 range provided in October, based on an estimated 30.5 million average outstanding shares. Gentiva’s 2009 outlook represents an increase in diluted earnings per share of 20% to 30% when compared with 2008 pro forma financial results, which reflect the Company’s performance as if the CareCentrix divestiture had occurred at the beginning of fiscal 2008. The 2009 outlook excludes the impact of special items, restructuring or non-recurring charges and any future acquisitions.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its fourth quarter and fiscal 2008 results during its conference call and live web cast to be held Wednesday, February 18, 2009 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #80349319. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. A replay of the call will be available on February 18, beginning at approximately 1 p.m. ET, and will remain available continuously through February 25. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 80349319. Visit http://investors.gentiva.com/events.cfm to access the web cast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 36 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is a leading provider of comprehensive home health services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(tables and notes follow)

(in 000’s, except per share data)	4th Quarter		Fiscal Year
Statements of Income	2008	2007	2008	2007
Net revenues	$282,930	$313,396	$1,300,438	$1,229,297
Cost of services and goods sold	139,378	180,154	717,903	705,592

Gross profit	143,552	133,242	582,535	523,705
Selling, general and administrative expenses	(119,093)	(113,247)	(490,451)	(444,042)
Gain on sale of business, net	61	—	107,933	—
Interest expense	(3,501)	(6,636)	(19,377)	(27,285)
Interest income	1,012	768	2,290	3,204

Income before income taxes	22,031	14,127	182,930	55,582
Income tax expense	9,165	5,281	29,445	22,754

Income before equity in net loss of affiliate	12,866	8,846	153,485	32,828
Equity in net loss of affiliate	(55)	—	(35)	—

Net income	$12,811	$8,846	$153,450	$32,828

Earnings per Share
Net income:
Basic	$0.44	$0.32	$5.37	$1.18

Diluted	$0.43	$0.31	$5.21	$1.15

Average shares outstanding:
Basic	28,845	28,006	28,578	27,798

Diluted	29,861	28,781	29,439	28,599

Condensed Balance Sheets (A)	Dec 28, 2008	Dec 30, 2007
ASSETS
Cash and cash equivalents	$69,201	$14,167
Restricted cash	—	22,014
Short-term investments (B)	—	31,250
Accounts receivable, net (C)	177,201	207,801
Deferred tax assets	11,933	18,859
Prepaid expenses and other current assets	13,141	14,415

Total current assets	271,476	308,506
Long-term investments (B)	11,050	—
Note receivable	25,000	—
Investment in affiliate	23,264	—
Fixed assets, net	63,815	59,562
Intangible assets, net	250,432	211,602
Goodwill	308,213	276,100
Other assets	20,247	26,463

Total assets	$973,497	$882,233

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$2,304
Accounts payable	8,027	20,093
Payroll and related taxes	17,869	17,163
Deferred revenue	32,976	29,015
Medicare liabilities	6,680	7,985
Cost of claims incurred but not reported	—	24,321
Obligations under insurance programs	39,628	36,816
Other accrued expenses	40,895	42,282

Total current liabilities	146,075	179,979
Long-term debt	251,000	307,696
Deferred tax liabilities, net	64,262	48,572
Other liabilities	17,189	22,557
Shareholders’ equity	494,971	323,429

Total liabilities and shareholders’ equity	$973,497	$882,233

Common shares outstanding	28,864	28,046

(A)	The Condensed Balance Sheet as of December 28, 2008 reflects the impact of the CareCentrix transaction in various line items.
(B)	Short-term and long-term investments at December 28, 2008 and December 30, 2007 consisted of AAA-rated auction rate securities. At December 28, 2008, long-term investments were presented net of a $1.9 million valuation allowance, the charge for which was recorded in Shareholders’ Equity.
(C)	Accounts receivable, net, included an allowance for doubtful accounts of $8.2 million and $9.4 million at December 28, 2008 and December 30, 2007, respectively.

(in 000’s)	Fiscal Year
Condensed Statements of Cash Flows	2008	2007
OPERATING ACTIVITIES:
Net income	$153,450	$32,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,044	20,014
Amortization of debt issuance costs	1,753	1,063
Provision for doubtful accounts	11,010	9,939
Reversal of tax audit reserves	—	(450)
Equity-based compensation expense	5,757	6,812
Windfall tax benefits associated with equity-based compensation	(2,227)	(856)
Gain on sale of business, net	(107,933)	—
Equity in net loss of affiliate	35	—
Deferred income taxes	14,127	20,923
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(25,555)	(36,423)
Prepaid expenses and other current assets	(2,118)	(3,531)
Current liabilities	(750)	12,606
Other, net	1,107	(254)

Net cash provided by operating activities	70,700	62,671

INVESTING ACTIVITIES:
Purchase of fixed assets	(24,004)	(24,064)
Proceeds from sale of business, net of cash transferred	83,160	—
Acquisition of businesses, net of cash acquired	(60,736)	(3,820)
Purchases of short-term investments available-for-sale	(28,000)	(96,850)
Maturities of short-term investments available-for-sale	46,250	89,925
Withdrawal from restricted cash	22,014	—

Net cash provided by (used in) investing activities	38,684	(34,809)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	11,547	7,882
Windfall tax benefits associated with equity-based compensation	2,227	856
Borrowings under revolving credit facility	24,000	—
Debt repayments of acquired company	(7,420)	—
Debt issuance costs	(557)	—
Other debt repayments	(83,000)	(32,000)
Repayment of capital lease obligations	(1,147)	(1,329)

Net cash used in financing activities	(54,350)	(24,591)

Net change in cash and cash equivalents	55,034	3,271
Cash and cash equivalents at beginning of year	14,167	10,896

Cash and cash equivalents at end of year	$69,201	$14,167

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$21,081	$27,469
Income taxes paid	$10,561	$2,389

(in 000’s)	4th Quarter		Fiscal Year
Supplemental Information	2008	2007	2008	2007
Segment Information (1)
Net revenues
Home Health	$249,306	$207,494	$942,526	$821,829
CareCentrix	—	76,275	232,717	290,786
Other Related Services	33,989	30,575	128,229	121,797
Intersegment revenues	(365)	(948)	(3,034)	(5,115)

Total net revenues	$282,930	$313,396	$1,300,438	$1,229,297

Operating contribution (3)
Home Health	$41,769	$30,069	$151,235	$122,053
CareCentrix (4)	—	7,180	18,074	29,070
Other Related Services	3,489	3,593	12,535	13,821

Total operating contribution	45,258	40,842	181,844	164,944
Corporate expenses	(15,249)	(15,539)	(67,716)	(65,268)
Gain on sale of business, net	61	—	107,933	—
Depreciation and amortization	(5,550)	(5,308)	(22,044)	(20,013)
Interest expense, net	(2,489)	(5,868)	(17,087)	(24,081)

Income before income taxes	$22,031	$14,127	$182,930	$55,582

	4th Quarter		Fiscal Year
	2008	2007	2008	2007
Net Revenues by Major Payer Source:
Medicare
Home Health	$176,508	$140,111	$648,022	$549,262
Other	20,117	15,527	68,052	60,285

Total Medicare	196,625	155,638	716,074	609,547
Medicaid and local government	33,326	36,536	141,953	153,078
Commercial insurance and other (5)	52,978	121,222	442,411	466,672

Total net revenues	$282,929	$313,396	$1,300,438	$1,229,297

	4th Quarter		Fiscal Year
	2008	2007	2008	2007
A reconciliation of EBITDA to Net income - As Reported amounts follows: (2)
EBITDA (3)	$30,009	$25,303	$114,128	$99,676
Gain on sale of business, net	61	—	107,933	—
Depreciation and amortization	(5,550)	(5,308)	(22,044)	(20,013)
Interest expense, net	(2,489)	(5,868)	(17,087)	(24,081)

Income before income taxes	22,031	14,127	182,930	55,582
Income tax expense (6)	(9,165)	(5,281)	(29,445)	(22,754)

Income before equity in net loss of affiliate	12,866	8,846	153,485	32,828
Equity in net loss of affiliate	(55)	—	(35)	—

Net income - As Reported	$12,811	$8,846	$153,450	$32,828

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

3)	Operating contribution and EBITDA for the fourth quarter and fiscal year 2008 included restructuring and integration costs of $0.6 million and $2.7 million, respectively. For the fourth quarter and fiscal year 2007, operating contribution and EBITDA included special charges of $0.3 million and $2.4 million, respectively. The special charges, which included restructuring and integration costs and costs and professional fees associated with merger and acquisition activities, were reflected as follows for segment reporting (dollars in millions):

	4th Quarter		Fiscal Year
	2008	2007	2008	2007
Home Health	$0.1	$0.1	$0.4	$0.6
Other Related Services	—	—	—	0.1
Corporate expenses	0.5	0.2	2.3	1.7

Total	$0.6	$0.3	$2.7	$2.4

4)	Operating contribution for CareCentrix was comprised of the following (dollars in thousands):

	4th Quarter		Fiscal Year
	2008	2007	2008	2007
Gross profit	$—	$15,134	$42,539	$59,100
Selling, general and administrative expenses	—	(8,080)	(24,850)	(30,524)
Add: depreciation	—	126	385	494

Operating Contribution	$—	$7,180	$18,074	$29,070

5)	Commercial Insurance and Other revenues included revenues paid on an episodic basis of $14.5 million and $53.2 million for the fourth quarter and fiscal year 2008, respectively, and $9.0 million and $29.3 million for the fourth quarter and fiscal year 2007, respectively, reflecting services rendered to Medicare beneficiaries enrolled in managed Medicare plans.

6)	The Company’s effective tax rate was 41.6% for the fourth quarter and 16.1% for fiscal year 2008, and 37.4% and 40.9% for the fourth quarter and fiscal year 2007, respectively. During the fiscal year 2008 period, the Company recorded a pre-tax gain, net of transaction costs, of $107.9 million and an income tax benefit of approximately $1.6 million relating to the sale of a majority interest in its CareCentrix unit. The CareCentrix transaction generated a capital loss carryforward for federal tax purposes. Excluding the impact of the CareCentrix transaction, the Company’s effective tax rate would have been 41.4% for fiscal year 2008.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 30, 2007.

# # #